Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EVEREST CONSOLIDATOR ACQUISITION CORPORATION

Everest Consolidator Acquisition Corporation, a corporation organized and existing under the by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the corporation is Everest Consolidator Acquisition Corporation. The corporation was originally incorporated pursuant to the DGCL on March 8, 2021, under the name of Everest Consolidator Acquisition Corporation.

2. The date of filing of the corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 8, 2021, and the date of filing the corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was November 23, 2021.

3. The Board of Directors of the corporation has duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the corporation (as amended and restated prior to the date hereof), declaring said amendment to be advisable and in the best interests of the corporation and its stockholders and authorizing the appropriate officers of the corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are substantially as follows:

RESOLVED, that Section 9.1(b) of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:

“Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 18, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest earned on or after January 20, 2026, to pay Permitted Expenses (as defined below), as well as expenses relating to the administration of the trust account, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of a Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete a Business Combination on or before the Termination Date (as defined below), subject to applicable law and (iii) the redemption of Offering Shares properly tendered in connection with a stockholder vote to approve an amendment to this Amended and Restated Certificate (A) that would modify the substance or timing of the Corporation’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Offering Shares if the Corporation has not completed a Business Combination on or before the Termination Date or (B) with respect to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of the common stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Everest Consolidator Sponsor, LLC (the “Sponsor”) or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.” “Permitted Expenses” means costs and expenses relating to (i) franchise and income taxes, (ii) protecting, defending, preserving, enhancing, or otherwise supporting the Trust Account, including, without limitation, attorneys’ fees and legal costs, expert fees and consulting expenses, and court costs, filing fees, and litigation-related expenses, (iii) insurance premiums and deductibles, (iv) audit fees and accounting expenses, and (v) working capital and other related costs, including such costs and expenses as may be incurred in connection with seeking to complete a business combination.

4. That thereafter, said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by the stockholders holding the requisite number of shares required.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed this 20th day of April, 2026.

/s/ Adam Dooley
Adam Dooley
Chief Executive Officer